Exhibit 99.1

News Release | May 9, 2024

Wells Fargo & Company Announces Full Redemption of its Series S Preferred Stock and Related Depositary Shares

SAN FRANCISCO – May 9, 2024 – Wells Fargo & Company (NYSE: WFC) today announced that on June 15, 2024 (which, due to the occurrence of a non-business day, will shift to June 17, 2024), it will redeem all 80,000 outstanding shares (the “Redeemed Series S Preferred Shares”) of its 5.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series S (the “Series S Preferred Stock”). The redemption of the Redeemed Series S Preferred Shares will trigger the redemption of the 2,000,000 outstanding shares of the related depositary shares (the “Redeemed Series S Depositary Shares”), each representing a 1/25 interest in a share of Series S Preferred Stock (the “Series S Depositary Shares”). The redemption price will be equal to $25,000.00 per Redeemed Series S Preferred Share and $1,000.00 per Redeemed Series S Depositary Share. After giving effect to the redemption, no shares of the Series S Preferred Stock or the Series S Depositary Shares will remain outstanding.

Because the redemption date is also a dividend payment date for the Series S Preferred Stock and the Series S Depositary Shares, the redemption prices noted herein do not include declared and unpaid dividends. Regular quarterly dividends will be paid separately in the customary manner on June 15, 2024 (which, due to the occurrence of a non-business day, will shift to June 17, 2024), to holders of record at the close of business on May 31, 2024.

All regulatory requirements relating to the redemption of the Redeemed Series S Preferred Shares and Redeemed Series S Depositary Shares have been satisfied by Wells Fargo & Company. The redemption agent is Equiniti Trust Company, LLC, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Payment of the redemption price for the Redeemed Series S Depositary Shares will be sent to holders by the redemption agent on the redemption date.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 47 on Fortune’s 2023 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com

LinkedIn: https://www.linkedin.com/company/wellsfargo

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Contact Information

Media

Beth Richek, 704-374-2545

beth.richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CF

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2 May 2024 | News Release